Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-227001

Pricing Supplement Dated July 19, 2021 to the Product Prospectus Supplement ERN-EI-1, the Prospectus Supplement, and the Prospectus, Each Dated September 7, 2018	$12,797,000 Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices, Due July 23, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Barrier Notes (the “Notes”) linked to the lesser performing of three equity indices (each, a “Reference Index” and collectively, the “Reference Indices”). The Notes are our senior unsecured obligations, and will have the terms described in the documents set forth above, as supplemented or modified by this pricing supplement. We will not make any payments on the Notes until the maturity date or a prior automatic call.
The Notes will be automatically called at the applicable Call Amount if the closing level of each Reference Index is greater than or equal to its Initial Level on any quarterly Observation Date, beginning in January 2022. The Call Amounts are based on a rate of return of 9.30% per annum (which we refer to as the “Call Return Rate”), and will increase on each quarterly Observation Date to reflect that rate of return. (See the “Summary” section below for additional information.) If the Notes are not called, you may lose all or a substantial portion of your principal amount.
Reference Indices	Initial Levels	Barrier Levels
S&P 500® Index (“SPX”)	4,258.49	3,193.87, which is 75% of its Initial Level*
Russell 2000® Index (“RTY”)	2,130.680	1,598.010, which is 75% of its Initial Level
FTSE 100® Index (“UKX”)	6,844.39	5,133.29, which is 75% of its Initial Level*
* Rounded to two decimal places in the cases of the SPX and UKX.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated September 7, 2018, and “Risk Factors” beginning on page S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	July 19, 2021	Principal Amount:	$1,000 per Note
Issue Date:	July 22, 2021	Maturity Date:	July 23, 2026
Valuation Date:	July 20, 2026 (which is the final Observation Date)
Initial Level:	For each Reference Index, its closing level on the Trade Date.
Final Level:	For each Reference Index, its closing level on the Valuation Date.
Call Feature:
If the closing level of each Reference Index is greater than or equal to its Initial Level starting on January 19, 2022 or on any Observation Date thereafter, the Notes will be called and we will pay the applicable Call Amount on the corresponding Call Settlement Date.

Observation Dates and Call Settlement Dates:	Quarterly, as set forth below, beginning in January 2022.
Payment at Maturity (if held to maturity):
If the Notes are not called on any Observation Date (including the Valuation Date), we will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Index:
For each $1,000 in principal amount, $1,000, unless the Final Level of the Lesser Performing Reference Index is less than its Barrier Level.
If the Final Level of the Lesser Performing Reference Index is less than its Barrier Level, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Percentage Change of the Lesser Performing Reference Index)
Investors could lose some or all of their initial investment if there has been a decline in the level of Lesser Performing Reference Index.

Lesser Performing Reference Index:	The Reference Index with the lowest Percentage Change.
CUSIP:	78016EKD8

	Per Note	Total
Price to public(1)	100.00%	$12,797,000
Underwriting discounts and commissions(1)	2.75%	$351,917.50
Proceeds to Royal Bank of Canada	97.25%	$12,445,082.50
(1) RBC Capital Markets, LLC (“RBCCM”), acting as our agent, will receive a commission of $27.50 per $1,000 in principal amount of the Notes and will use a portion of that commission to allow selling concessions to other dealers of up to  $27.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below. Certain dealers who purchased the Notes for sale to certain fee-based advisory accounts may have foregone some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts was between $972.50 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the Trade Date was $933.89 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This pricing supplement relates to an offering of Auto-Callable Barrier Notes (the “Notes”) linked to the lesser performing of three equity indices (the “Reference Indices”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Call Feature:
If, on any Observation Date (which begin in January 2022), the closing level of each Reference Index is greater than or equal to its Initial Level, then the Notes will be automatically called and the applicable Call Amount will be paid on the corresponding Call Settlement Date. The Call Amounts are set forth in the table below.

Call Return Rate:	9.30% per annum
Observation Dates/Call Settlement Dates/Call Amounts:	Observation Date	Call Settlement Date	Call Amounts
	January 19, 2022	January 24, 2022	$1,046.50
	April 19, 2022	April 22, 2022	$1,069.75
	July 19, 2022	July 22, 2022	$1,093.00
	October 19, 2022	October 24, 2022	$1,116.25
	January 19, 2023	January 24, 2023	$1,139.50
	April 19, 2023	April 24, 2023	$1,162.75
	July 19, 2023	July 24, 2023	$1,186.00
	October 19, 2023	October 24, 2023	$1,209.25
	January 19, 2024	January 24, 2024	$1,232.50
	April 19, 2024	April 24, 2024	$1,255.75
	July 19, 2024	July 24, 2024	$1,279.00
	October 21, 2024	October 24, 2024	$1,302.25
	January 21, 2025	January 24, 2025	$1,325.50
	April 22, 2025	April 25, 2025	$1,348.75
	July 21, 2025	July 24, 2025	$1,372.00
	October 20, 2025	October 23, 2025	$1,395.25
	January 20, 2026	January 23, 2026	$1,418.50
	April 20, 2026	April 23, 2026	$1,441.75
	July 20, 2026 (the “Valuation Date”)	July 23, 2026 (the “Maturity Date”)	$1,465.00
Trade Date (“Pricing Date”):	July 19, 2021
Issue Date:	July 22, 2021
Valuation Date:	July 20, 2026
Maturity Date:	July 23, 2026
Initial Level:	For each Reference Index, its closing level on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Level:	For each Reference Index, its closing level on the Valuation Date.
Barrier Level:	For each Reference Index, 75% of its Initial Level, as set forth on the cover page of this pricing supplement.

P-2	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not called on any Observation Date (including the Valuation Date), we will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Index:
•         If the Final Level of the Lesser Performing Reference Index is greater than or equal to its Barrier Level, we will pay you a cash payment equal to the principal amount.
•         If the Final Level of the Lesser Performing Reference Index is below its Barrier Level, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Percentage Change of the Lesser Performing Reference Index)
The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Index from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if the Final Level of the Lesser Performing Reference Index is less than its Barrier Level.

Percentage Change:	With respect to each Reference Index: Final Level – Initial Level Initial Level
Lesser Performing Reference Index:	The Reference Index with the lowest Percentage Change.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Indices will result in the postponement of an Observation Date or the Valuation Date as to that Reference Index, as described in the product prospectus supplement, but not to any non-affected Reference Index.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a callable pre-paid cash-settled derivative contract linked to the Reference Indices for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our special tax counsel) in the product prospectus supplement dated September 7, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes. References in that section to Morrison & Foerster LLP shall be deemed to refer to Ashurst LLP.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated September 7, 2018, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 7, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated September 7, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement ERN-EI-1 dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038044/form424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates payment upon an automatic call and the Payment at Maturity of the Notes for a hypothetical range of performance for the Lesser Performing Reference Index, assuming the following terms:
Hypothetical Initial Level (for each Reference Index):	1,000*
Hypothetical Barrier Level (for each Reference Index):	750, which is 75% of the hypothetical Initial Level
Principal Amount:	$1,000 per Note
Call Return Rate:	9.30% per annum (2.325% per quarter)
Call Amounts:	$1,046.50 if called on the first Observation Date, increasing by $23.25 on each subsequent Observation Date, as set forth in the table above.
* The hypothetical Initial Level of 1,000 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Level of any Reference Index. The actual Initial Level for each Reference Index is set forth on the cover page of this pricing supplement. We make no representation or warranty as to which of the Reference Indices will be the Lesser Performing Reference Index. It is possible that the Final Level of each Reference Index will be less than its Initial Level.

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date									Notes Are Not Called on Any Observation Date
	Example 1			Example 2			Example 3			Example 4			Example 5
	SPX	RTY	UKX	SPX	RTY	UKX	SPX	RTY	UKX	SPX	RTY	UKX	SPX	RTY	UKX
Initial Level	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Closing Level on the First Observation Date	1,200	1,250	1,300	1,100	950	975	900	1,050	1,010	880	805	810	980	805	810
Closing Level on the Second Observation Date	N/A	N/A	N/A	1,020	1,025	1,030	850	1,200	1,110	780	900	920	780	1,100	900
Closing Levels on the 3rd to 18th Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	Each greater than Barrier Level but less than Initial Level			Each greater than Barrier Level but less than Initial Level			Each greater than Barrier Level but less than Initial Level
Closing Level on the Final Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	1,035	1,500	1,100	900	1,200	950	600	1,120	850
Percentage Change of the Reference Assets	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	-10%	20%	-5%	-40%	12%	-15%
Percentage Change of the Lesser Performing Reference Asset	N/A			N/A			N/A			-10%			-40%
Call Amount	$1,046.50			$1,069.75			$1,465.00 (paid on the maturity date)			N/A			N/A
Payment at Maturity (if not previously called)	N/A			N/A			N/A			$1,000			$600

P-5	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
Hypothetical Examples of Amounts Payable Upon an Automatic Call
The following hypothetical examples illustrate payments of the Call Amounts set forth in the table in the “Summary” section above.
Example 1: The level of each Reference Index increases as of the first Observation Date. Because the closing level of each Reference Index on the first Observation Date is greater than its Initial Level, the investor receives on the applicable Call Settlement Date a cash payment of $1,046.50, representing the corresponding hypothetical Call Amount. After the Notes are called, they will no longer remain outstanding and there will be no further payments on the Notes.
Example 2: The level of one Reference Index decreases from its Initial Level to its closing level on the first Observation Date, but the level of each Reference Index increases from its Initial Level as of the second Observation Date. Because one Reference Index has a closing level on the first Observation Date that is less than its Initial Level, the Notes are not called on the first Observation Date.  However, the closing level of each Reference Index on the second Observation Date is greater than its Initial Level, so the investor receives on the applicable Call Settlement Date a cash payment of $1,069.75, representing the corresponding hypothetical Call Amount. After the Notes are called, they will no longer remain outstanding and there will be no further payments on the Notes.
Example 3: The Notes are not called on any of the first 18 Observation Dates, but the Final Level of each Reference Index has increased as of the Valuation Date. Because the Notes are not called on any of the preceding Observation Dates and the closing level of each Reference Index on the Valuation Date is greater than its Initial Level, the investor receives on the Maturity Date a cash payment of $1,465.00, representing the corresponding hypothetical Call Amount for the final Observation Date.
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 4: The level of the Lesser Performing Reference Index decreases by 10% from the Initial Level to its Final Level of 900. The Notes are not called on any Observation Date because the closing level of at least one Reference Index is below its Initial Level on each Observation Date (including the Valuation Date). Because the Final Level of the Lesser Performing Reference Index is less than its Initial Level but greater than its Barrier Level, the investor receives at maturity, a cash payment of $1,000 per Note, despite the decline in the level of the Lesser Performing Reference Index.
Example 5: The level of the Lesser Performing Reference Index is 600 on the Valuation Date, which is less than its Barrier Level. The Notes are not called on any Observation Date because the closing level of at least one Reference Index is below its Initial Level on each Observation Date (including the Valuation Date). Because the Final Level of the Lesser Performing Reference Index is less than its Barrier Level, we will pay only $600 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Percentage Change of the Lesser Performing Reference Index)
= $1,000 + ($1,000 x -40%) = $1,000 - $400 = $600
* * *
The payments shown above are entirely hypothetical; they are based on levels of the Reference Indices that may not be achieved and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities included in any Reference Index.

P-6	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Indices. These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Lose Some or All of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the level of the Lesser Performing Reference Index between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Level of the Lesser Performing Reference Index on the Valuation Date is less than its Barrier Level, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing level of the Lesser Performing Reference Index from the Trade Date to the Valuation Date.

•
The Notes Are Subject to an Automatic Call — If, on any Observation Date, the closing level of each Reference Index is greater than or equal to its Initial Level, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive the applicable Call Amount on the corresponding Call Settlement Date. You will not receive any payments after the Call Settlement Date and you will not receive any return on the Notes that exceeds the applicable Call Amount set forth above, even if the level of one or more of the Reference Indices increases substantially. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
The Notes Are Linked to the Lesser Performing Reference Index, Even if the Other Reference Indices Performs Better — If any of the Reference Indices has a Final Level that is less than its Initial Level or its Barrier Level, your return will be linked to the lesser performing of the three Reference Indices. Even if the Final Level of one or both of the other Reference Indices have increased compared to its respective Initial Level, or has experienced a decrease that is less than that of the Lesser Performing Reference Index, your return will only be determined by reference to the performance of the Lesser Performing Reference Index, regardless of the performance of the other Reference Indices.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Index Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Index — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Index, regardless of the performance of the other Reference Indices. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of those basket components. However, in the case of the Notes, the individual performance of each of the Reference Indices would not be combined, and the depreciation of one Reference Index would not be mitigated by any appreciation of the other Reference Indices. Instead, your return will depend solely on the Final Level of the Lesser Performing Reference Index.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Call Amounts, if payable, and the amount due on the maturity date, is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the levels of the Reference

P-7	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
Indices increase after the Trade Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.
•
Owning the Notes Is Not the Same as Owning the Securities Represented by the Reference Indices — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the securities represented by the Reference Indices. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on those securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Indices may have. Furthermore, the Reference Indices may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Call Amounts.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the levels of the Reference Indices, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you

P-8	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.
Risks Relating to the Reference Indices
•
An Investment in the Notes Is Subject to Risks Associated in Investing in Stocks With a Small Market Capitalization – The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals.  Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

•
An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets — Because foreign companies or foreign equity securities included in the UKX are publicly traded in the applicable foreign countries and are denominated in pound sterling, an investment in the Notes involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

•
The Return on the Notes Will Not Be Adjusted for the Exchange Rates Related to the UKX — Although the equity securities that comprise the UKX are traded in pound sterling, and the Notes are denominated in U.S. dollars, the amount payable on the Notes will not be adjusted for changes in the exchange rates between the U.S. dollar and the pound sterling. Therefore, if the pound sterling appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes. Changes in exchange rates, however, may also reflect changes in the foreign economies that in turn may affect the level of the UKX, and therefore the return on the Notes.

Risks Relating to Conflicts of Interest
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Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Indices that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the levels of the Reference Indices, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies included in the Reference Indices, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the levels of the Reference Assets, and therefore, the market value of the Notes.

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INFORMATION REGARDING THE REFERENCE INDICES
All disclosures contained in this pricing supplement regarding the Reference Indices, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable index sponsor.  Each of these sponsors has no obligation to continue to publish, and may discontinue publication of, the applicable Reference Index. The consequences of an index sponsor discontinuing publication of a Reference Index are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Reference Index or any successor index.
S&P 500® Index (“SPX”)
The SPX is intended to provide an indication of the pattern of price movements among large-capitalization U.S. stocks. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.
Computation of the SPX
While S&P currently employs the following methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the payments on the Notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the Reference

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Index. Constituents of the Reference Index prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the Reference Index. If a constituent company of the Reference Index reorganizes into a multiple share class line structure, that company will remain in the Reference Index at the discretion of the S&P Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of S&P and/or its affiliates and has been licensed for use by us. The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.

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S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

P-12	RBC Capital Markets, LLC

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Historical Information
The graph below illustrates the performance of this Reference Index from January 1, 2011 to July 19, 2021, based on its Initial Level of 4,258.49. The red line represents the Barrier Level of 3,193.87, which is equal to 75% of its Initial Level, rounded to two decimal places.
S&P 500® Index (“SPX”)

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Russell 2000® Index (“RTY”)
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group.  Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984.  FTSE Russell calculates and publishes the RTY.  The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market.  The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country.  Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover.  If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.  “N-shares” of companies controlled by individuals or entities in mainland China are not eligible for inclusion.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If an existing stock does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each spring), but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies.  Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday.  In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

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After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
License Agreement
FTSE Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Notes.
FTSE Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. FTSE Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this document or for any other use. FTSE Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will FTSE Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to Royal Bank or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.
“Russell 2000®” and “Russell 3000®” are registered trademarks of FTSE Russell in the U.S. and other countries.

P-15	RBC Capital Markets, LLC

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Historical Information
The graph below illustrates the performance of this Reference Index from January 1, 2011 to July 19, 2021, based on its Initial Level of 2,130.680. The red line represents the Barrier Level of 1,598.010, which is equal to 75% of its Initial Level.
Russell 2000® Index (“RTY”)

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The FTSE® 100 Index
The FTSE® 100 Index (Bloomberg ticker “UKX Index”) is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The UKX was developed with a base level of 1,000 as of December 30, 1983. It is calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned by the London Stock Exchange Plc (the “Exchange”). Additional information on the UKX is available from the following website: ftserussell.com/. FTSE is under no obligation to continue to publish the UKX and may discontinue publication of the UKX at any time.
The UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. FTSE divides the 100 companies included in the UKX into 20 sectors: Automobiles & Parts, Banks, Basic Resources, Chemicals, Construction & Materials, Consumer Products & Services, Energy, Financial Services, Food, Beverages & Tobacco, Health Care, Industrial Goods & Services, Insurance, Media, Personal Care, Drug & Grocery Stores, Real Estate, Retailers, Technology, Telecommunications, Travel & Leisure and Utilities.
Index Composition and Selection Criteria
The UKX consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for price and liquidity. The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Russell Europe, Middle East & Africa Regional Advisory Committee (the “Committee”), meets quarterly to approve the constituents of the index. These meetings are held on the Wednesday before the first Friday in March, June, September and December. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiration of the ICE Futures Europe futures and options contracts.
Eligibility Standards
Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the UKX. Eligible stocks must pass price and liquidity screens before being included in the index. Additionally, a stock generally must have a minimum free float (as described below) of 25% if the issuing company is U.K. incorporated and greater than 50% if it is non-U.K. incorporated.
Price Screen — With regard to the price screen, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the UKX, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (SETS is the London Stock Exchange’s trading service for U.K. blue chip securities).
Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of five trading days in each month must exist, otherwise the month is excluded from the test. Liquidity is tested from the first business day in May of the previous year to the last business day of April in the current year. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the UKX that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the UKX and will not be eligible for inclusion until the next annual review. New issues will become eligible for inclusion in the index at the quarterly review following their issuance provided that they have a minimum trading record of at least 20 trading days prior to the review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade per month since listing.
In addition, in order to be included in the UKX, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of this index that who do not meet this requirement will have until the September 2022 review to meet the requirement; otherwise they will be removed from the UKX.
Market Capitalization Ranking — Eligible stocks that pass the price and liquidity screens are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only listed equity shares of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of listed equity, secondary lines will be included in the calculation of the market capitalization of the company based on the market price of that secondary line. The Committee will add a stock to the FTSE® 100 Index at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.
100 Constituent Limitation — The UKX always contains 100 constituents. If a greater number of companies qualify to be inserted in the index than qualify to be removed, the lowest ranking constituents of the index will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to

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be inserted at the quarterly review, securities of the highest ranking companies of the FTSE All-Share Index that are then not included in the UKX will be inserted to match the number of companies being removed, in order to maintain the total at 100.
Index Calculation
The UKX is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing a larger percentage of the index) will have a greater effect on the level of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).
The value of the UKX is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, (ii) the number of shares issued for each such component and (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the index.
As noted above, a free float factor is applied to each index component. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the UKX. Investable market capitalization is full market capitalization adjust for free float restrictions and foreign ownership limits. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subject to the lock-in expiry date occurring on or prior to the share and free float change information cut-off date, which is typically the Friday five weeks prior to effective date); shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
The UKX is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the UKX are notified through appropriate media.
Index Maintenance
The UKX is reviewed quarterly for changes in free float. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final, typically after the close of the last trade date of the target company, with provision of appropriate notice. Following the application of an initial free float restriction, a stock’s free float will only be changed if its rounded free float moves more than three percentage points above or below the existing rounded free float. Companies with a free float of 15% or below will not be subject to the three percentage points threshold and will be updated if the change is greater than one percentage point.
Where a UKX company is scheduled to be deleted after the periodic review changes have been announced but before they have been implemented, the highest ranking constituent of the FTSE All-Share Index (which is not currently a member of the UKX) is selected as the replacement company. However, if that replacement company is already scheduled to be added as part of the index review then the next highest-ranking company is selected as the replacement. (The FTSE All-Share Index is designed represent 98% of the full market capitalization of all companies which qualify as eligible for inclusion in the FTSE UK Index Series.)
Where a company being deleted is already due to be replaced in the UKX as part of the periodic review, it will be replaced by the largest company previously announced as a review addition to the index. In other words, the review addition will be brought forward and implemented concurrent with the intra-quarter deletion.
If a constituent company is split to form two or more companies, then the resulting companies will be eligible for inclusion as UKX constituents, based on their respective full market capitalizations (before the application of any investability weightings), provided that they qualify in all other respects. Any eligible company resulting from a split that has no available market price after 20 business days will be removed. If a split results in the inclusion of an ineligible non-equity security, such security will remain in the UKX for two trading days and then be removed. If a constituent is delisted or ceases to have a firm quotation, it will be removed from the list of constituents and be replaced by the highest ranking eligible company as at the close of the index calculation two days prior to the deletion.
Capitalization Adjustments
A premium listed secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the UKX unless its total market capitalization remains above the qualification level for continued inclusion as a constituent of the UKX at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the UKX. Warrants to purchase ordinary shares and convertible securities are not included in the UKX until the quarterly review after they have been exercised or converted.

P-18	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
Share Weighting Changes — For the purposes of computing the UKX, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for free float and share changes prior to the quarterly free-float and share changes cut-off date will be taken.
If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action. Share and free float changes will be implemented outside of the quarterly update cycle if primary offerings of new shares or secondary offerings of existing shares results in (i) a $1 billion investable market capitalization change, or (ii) a 5% change in index shares and a $250 million investable market capitalization change. Typically, changes will be implemented after the close on the day that the subscription periods close. If discovery of the event occurs more than two days after the close of the subscription period, the changes will be deferred until the next quarterly review.
Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The index divisor is adjusted to maintain a constant index value.
Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the UKX from changing due to such an event, all corporate actions which affect the market capitalization of the UKX require an offsetting divisor adjustment. By adjusting the divisor, the value of the UKX remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.
Type of Corporate Action	Adjustment	Adjustment to Divisor
Issue of new shares	Share weighting increased	Yes
Share repurchase	Share weighting decreased	Yes
Bonus issued or stock split	Share weighting and share price adjusted according to the terms of the split	No
Rights Issues — A rights issue is where a company raises new capital by offering shareholders additional shares at a set ratio with a discount to the market price. The rights become attached to the shares on a set date—the ex-date. On this date, the price of the company’s underlying shares will fall by the value of the rights. The effect of the rights issue is to increase the market capitalization of the company by the value of the additional shares created by the rights issue less the value of the fall in the share price. The share weighting of the company and index divisor are also adjusted to prevent the index falling in line with the reduction in the share price on the ex-date.
In the event that the market price is equal to or below the rights offer price at the close of business immediately before trading ex-dividend, no adjustments will be made. In this circumstance, any resulting new shares will only be added to the index weighting once the take-up proportion is known and together with any associated change to the company’s free float. If the rights issue is highly dilutive and the ratio is greater than ten to one, FTSE will include the new shares on a separate temporary line to reflect the market value of the right (together with a temporary line fixed at the value of the outstanding rights subscription price) until the end of the subscription period, at which point the temporary lines will be deleted and the new shares will be merged into the existing share line. In the event the rights issue involves non-equity and the value of the right cannot be determined, there will be no adjustment to the parent stock on the ex-date. The rights line will be included in the index at a value of zero on the ex-date (with no inclusion of the cash call value). If the rights line trades, it will be deleted at the market price after two days. If it does not trade, it will be deleted at a value of zero.
Market Disruption
If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when the index is being calculated, the index will be declared indicative (e.g. normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE. The Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. The Committee may exclude a security from the UKX should it consider that an “accurate and reliable” price is not available.
FTSE will follow the steps set out in the FTSE Russell Index Recalculation Guidelines when determining whether an index or an index series should be recalculated and/or associated data products reissued as a result of an inaccuracy.
License Agreement
The Notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by The Financial Times Limited (“FT”) and neither FTSE or Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE® 100 Index and/or the figure at which the said FTSE® 100 Index stands at any particular time on any particular day or otherwise. The FTSE® 100 Index is compiled and calculated solely by FTSE. However, neither FTSE or the Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE® 100 Index and neither FTSE or the Exchange or FT shall be under any obligation to advise any person of any error therein. “FTSE100” is a trademark of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE under license. “All-World” is a trademark of FTSE.

P-19	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
Historical Information
The graph below illustrates the performance of this Reference Index from January 1, 2011 to July 19, 2021, based on its Initial Level of 6,844.39. The red line represents the Barrier Level of 5,133.29, which is equal to 75% of its Initial Level, rounded to two decimal places.
FTSE 100® Index (“UKX”)

P-20	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 7, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.” References in that section to Morrison & Foerster LLP shall be deemed to refer to Ashurst LLP.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Reference Index or the Notes (for example, upon a Reference Index rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Indices or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

P-21	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on July 22, 2021, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative arrangements to prevent a failed settlement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 9 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
Each of RBCCM and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive (EU) 2014/65 (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the U.K. has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the U.K. may be unlawful under the PRIIPs Regulation.

P-22	RBC Capital Markets, LLC

Auto-Callable Barrier Notes Linked to the Lesser Performing of Three Equity Indices
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Indices. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Indices, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated September 7, 2018.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 25, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K dated June 25, 2021.

P-23	RBC Capital Markets, LLC